Filed Pursuant to Rule 424(b)(3)

SEC Registration No.: 333-105064

IRVINE SENSORS CORPORATION

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SUPPLEMENT NO. 1 DATED JUNE 10, 2003

TO PROSPECTUS DATED MAY 14, 2003

This Supplement No. 1 is part of and should be read in conjunction with the prospectus of Irvine Sensors Corporation, a Delaware corporation, dated May 14, 2003, relating to the resale of 1,919,231 shares of Irvine Sensors Common Stock by certain stockholders of Irvine Sensors, or their pledges, assignees or other successors in interest. The information presented herein either supersedes and/or adds to similar information included in the prospectus.

The information contained in the table under the caption “Selling Stockholders” appearing on page 14 of the prospectus is hereby amended and supplemented to reflect that the 45,000 shares of Irvine Sensors Common Stock, 25,000 shares of which are covered by this prospectus, indicated as held by James Evert were actually issued in the name of James Evert & Sharyn Evert TR UA Feb. 8, 1999 Evert Family Trust. The following table sets forth the correct name of the selling stockholder and restates the additional information needed to complete the selling stockholder table for such selling stockholder.

	Beneficially Owned Prior to Offering
Selling Stockholder	Number of Shares	Percent	Number of Shares Being Offered in Offering
James Evert & Sharyn Evert TR UA Feb. 8, 1999 Evert Family Trust (1)	45,000	*	25,000

(1)	Mr. Evert is the former Chief Executive Officer of Redhawk Vision, Inc. These shares were issued in connection with a settlement agreement dated as of March 14, 2003.

The date of this prospectus supplement is June 10, 2003.